Exhibit 99.1

Tecnoglass Increases Quarterly Cash Dividend by 136% to $0.065 Per Share

- Increased Return to Shareholders Highlights 2021 Record Free Cashflow Year to Date and Strong Balance Sheet Position -

Barranquilla, Colombia – December 8, 2021 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, today announced that its Board of Directors has declared a 136% increase in the quarterly cash dividend on its common stock, to $0.065 per share from $0.0275 per share. At the new rate, the dividend on an annualized basis will be $0.26 per share compared to the previous rate of $0.11 per share. The Company’s next quarterly cash dividend of $0.065 per share will be payable on January 31, 2022 to shareholders of record at the close of business on December 31, 2021.

Santiago Giraldo, Chief Financial Officer of Tecnoglass, commented, “The Board’s confidence in Tecnoglass’ growth strategy and significant free cash flow generation supports this substantial increase in our quarterly dividend. Our current growth capex phase is largely completed and our record backlog provides us with ample visibility into the future while strong market conditions have continued into the end of the year. We remain committed to a balanced approach to capital allocation, which includes investments in our operations to drive future growth and returning cash to shareholders.”

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 2.7 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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